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EXHIBIT 12
                   Calculation of Earnings to Fixed Charges


                                   1997      1998      1999      2000     2001
                                   ----      ----      ----      ----     ----

Total interest                     2,414     2,743     3,667     6,297    5,064
Amortization of financing cost       158       278       354     1,113    1,268
                                  ---------------------------------------------

     Fixed charges                 2,572     3,021     4,021     7,410    6,332
                                  ---------------------------------------------


Pretax income                       (684)  (10,436)   (8,398)   (6,155)   1,419
     Add fixed charges             2,572     3,021     4,021     7,410    6,332
                                  ---------------------------------------------

     Adjusted earnings             1,888    (7,415)   (4,377)    1,255    7,751
                                  ---------------------------------------------


Earnings to fixed charges ratio       73%     -245%     -109%       17%     122%
                                  =============================================


Surplus/(Deficiency)                (684)  (10,436)   (8,398)   (6,155)   1,419
                                  =============================================